Exhibit 10.15
THE McGRAW-HILL COMPANIES, INC.
EMPLOYEE RETIREMENT PLAN SUPPLEMENT
(Amended and restated effective as of January 1, 2008, unless otherwise provided)
ARTICLE I
PURPOSE
          The principal purpose of the Plan is to provide selected employees of the Employer, with retirement benefits which would have been provided under the ERP (a) were it not for the limitations imposed by Sections 401(a)(17) and 415 of the Code, and (b) had the Participant’s Earnings on which Benefits are based included amounts deferred under deferred compensation plans of an Employer and amounts paid under certain severance plans of the Company.
          Effective January 1, 2004, the Broadcasting ERIP Supplement was merged into the Plan and any benefits due to participants in the Broadcasting ERIP Supplement shall be paid from the Plan.
ARTICLE II
DEFINITIONS
          The following words and phrases as used herein shall have the following meanings:
          SECTION 2.01 “Accounting Date” has the meaning set forth in the ERIP.
          SECTION 2.02 “Actuarial Equivalent” has the meaning given such term in Section II of the ERP.
          SECTION 2.03 “Appeal Reviewer” has the meaning set forth in the ERP.
          SECTION 2.04 “Beneficiary” has the meaning set forth in the ERP.
          SECTION 2.05 “Benefit” means the benefit payable to a Participant or his Beneficiary under Article V of the Plan.
          SECTION 2.06 “Board” means the Board of Directors of the Company.
          SECTION 2.07 “Broadcasting ERIP Supplement” means The McGraw-Hill Broadcasting Company, Inc. Employee Retirement Income Plan Supplement.
          SECTION 2.08 “Broadcasting Participant” means a Participant who was a participant in the Broadcasting ERIP Supplement on December 31, 2003.

          SECTION 2.09 “Change in Control” means the first to occur of any of the following events:
      (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.09; or
     (ii) A change in the composition of the Board such that the Directors who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.09, that any individual who becomes a Director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those Directors who were members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such Director were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          SECTION 2.10 “Claimant” has the meaning set forth in Section 6.01 of the Plan.
          SECTION 2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.12 “Committee” means the Compensation Committee of the Board.
          SECTION 2.13 "Common Stock” means the common stock, $1.00 par value per share, of the Company.
          SECTION 2.14 “Company” means The McGraw-Hill Companies, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.
          SECTION 2.15 “Continuous Service” has the meaning set forth in the ERP.
          SECTION 2.16 “Director” means an individual who is a member of the Board.
          SECTION 2.17 “Dollar Income” has the meaning set forth in the ERIP.
          SECTION 2.18 “Earnings” for purposes of Section 5.01(c) of the Plan has the meaning set forth in the ERIP. All other references to “Earnings” in the Plan mean all compensation paid by the Employer to an Employee for services rendered, including short-term incentive compensation. Earnings shall also include any reductions in compensation made pursuant to The McGraw-Hill Companies, Inc. Flexible Spending Account Plan, The 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, the Transportation Benefit Program and similar plans of the Company’s subsidiaries. For purposes of the Plan, “Earnings” excludes all other executive contingent compensation.
          SECTION 2.19 “Effective Date” means the date set forth in Section 8.08 of the Plan.
          SECTION 2.20 “Employee” has the meaning set forth in the ERP.
          SECTION 2.21 “Employer” means the Company and its subsidiaries.

          SECTION 2.22 “Employment Termination Date” means the date of a Participant’s “separation from service” from the Company, as defined in Section 409A(a)(2)(A)(i) of the Code.
          SECTION 2.23 “ERIP” means the Employee Retirement Income Plan of McGraw-Hill Broadcasting Company, Inc. and Its Subsidiaries as in effect on December 31, 2003.
          SECTION 2.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.25 “ERP” means the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries.
          SECTION 2.26 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.27 “Extension Notice” has the meaning set forth in Section 6.01 of the Plan.
          SECTION 2.28 “Key Executive Plan” means The McGraw-Hill Companies, Inc. Key Executive Short-Term Incentive Deferred Compensation Plan, as amended from time to time, or successor programs thereto.
          SECTION 2.29 “Participant” means an Employee of an Employer who has been selected to participate in the Plan, as provided in Article IV, and includes a Severance Plan Participant.
          SECTION 2.30 “Plan” means The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement, as amended from time to time.
          SECTION 2.31 “Plan Administrator” has the meaning set forth in the ERP.
          SECTION 2.32 “Retirement Benefit” has the meaning set forth in the ERP.
          SECTION 2.33 “Unit” has the meaning set forth in the ERIP.
          SECTION 2.34 “Units of Variable Income” has the meaning set forth in the ERIP.
          SECTION 2.35 “Severance Plan” means The McGraw-Hill Companies, Inc. Management Severance Plan, The McGraw-Hill Companies, Inc. Executive Severance Plan or The McGraw-Hill Companies, Inc. Senior Executive Severance Plan, as amended from time to time, or successor programs thereto.

          SECTION 2.36 “Severance Plan Earnings” means the total amount of salary continuation payments paid to a Severance Plan Participant under a Severance Plan (excluding any amount paid in a lump sum in lieu of salary continuation).
          SECTION 2.37 “Severance Plan Participant” means a former Employee of an Employer who is entitled to remain an active participant in certain Company-sponsored plans and programs under a Severance Plan (and who is not paid a single lump sum payment in lieu thereof).
          SECTION 2.38 “Specified Employee” means a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.
          SECTION 2.39 “Stable Assets Fund Rate” means the annual rate of return of the SPSP Stable Assets Fund, within the meaning of such term under The 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries.
ARTICLE III
ADMINISTRATION
          SECTION 3.01 Administration. The Plan shall be administered by the Plan Administrator, who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as he may deem necessary or desirable. Subject to Article VI of the Plan, decisions of the Plan Administrator shall be reviewable by the Appeal Reviewer and the Committee. Subject to Article VI of the Plan, the Appeal Reviewer and the Committee shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan.
          SECTION 3.02 Binding Effect of Decisions. Subject to Article VI of the Plan, the decision or action of the Appeal Reviewer, Plan Administrator or Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
          SECTION 3.03 Indemnification. To the fullest extent permitted by law, the Appeal Reviewer, the Plan Administrator, the Committee and the Board (and each member thereof), and any employee of the Employer to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

ARTICLE IV
PARTICIPATION
          SECTION 4.01 Continuing Participants. Any individual who was a Participant in the Plan immediately prior to the effective date of this amendment and restatement shall continue to be a Participant on such date, subject to the terms and provisions of the Plan.
          SECTION 4.02 New Participants. Any Employee of the Employer (other than a Participant described in Section 4.01 of the Plan) who is selected by the Committee to be eligible to participate in the Plan shall become a Participant as of the first day of the month coinciding with or next following his selection.
ARTICLE V
BENEFITS
          SECTION 5.01 Basic Benefit. (a) Except as provided in Section 5.01(c) of the Plan, for each year that a Participant is employed by an Employer beginning on or after the later of (i) January 1 of the year in which the Participant’s participation in the Plan commenced or (ii) January 1, 1989, the Participant shall be entitled to receive a Benefit, expressed as a life annuity, in an amount equal to the applicable percentage of the sum of (A) the Participant’s Earnings for such year in excess of the maximum amount of compensation that may be taken into account under the ERP as a result of the limitation of Section 401(a)(17) of the Code in effect for such year, (B) any short-term incentive compensation for such year deferred by the Participant under the Key-Executive Plan, and (C) for each year after December 31, 1996, any salary earned for such year which is deferred by the Participant under any plan or arrangement of the Employer. Any salary or short-term incentive compensation that is deferred by a Participant shall be excluded from Earnings in the year paid to the Participant.
          (b) For purposes of clause (a) above, the applicable percentage is 1%, except that in the case of a Participant who was a participant in the ERP on June 30, 1986, and who had (A) as of that date attained age 45 and completed five years of Continuous Service, and (B) whose attained age in whole years and whole months, plus years of Continuous Service, equals 60 or more, the applicable percentage is 1.4%.
          (c) A Broadcasting Participant’s Benefit for years prior to 2004 shall be determined in accordance with the following:
     (i) For each year that such a Participant was employed by an employer under the Broadcasting ERIP Supplement beginning on or after the later of (A) January 1 of the year in which the Participant’s participation in the Broadcasting ERIP Supplement commenced or (B) January 1, 1990, the Participant shall be credited with (x) Dollar Income equal to 1% of the sum of (1) the Participant’s Earnings for such year in excess of the maximum amount of compensation that may be taken into account under the ERIP as a result of the limitation of Section 401(a)(17) of the Code in effect for such year and (2) any short-term incentive compensation deferred by the Participant under the Key Executive Plan, and (y) Units of Variable Income equal to the result of dividing the amount in (x) by the dollar value of a Unit as of the Accounting Date for such year. The

Participant’s Benefit, expressed as a life annuity, shall be equal to the sum of (1) his Dollar Income and (2) the result of multiplying the total of the Units of Variable Income credited to the Participant by the dollar value of a Unit as of the Accounting Date for the year preceding the commencement of payments under the Plan.
     (ii) Notwithstanding the foregoing, such a Participant shall only be entitled to earn benefits under the Plan with respect to years after 2003 if he is designated to receive future benefits by the Committee.
     (iii) In the event that a participant in the Broadcasting ERIP Supplement terminated employment with all employers under the Broadcasting ERIP Supplement prior to 2004 but is entitled to future or current benefits under the Broadcasting ERIP Supplement, such benefits shall be paid under the Plan in an amount determined under the Broadcasting ERIP Supplement and set forth in Appendix A.
          SECTION 5.02 Additional Benefits. In addition to the Benefit under Section 5.01 of the Plan, a Participant will be eligible to receive the following Benefits:
          (a) In the event that any Retirement Benefit payable to a Participant under the ERP is limited by Section 415 of the Code (or any successor provision thereto) or any provision of the ERP implementing such limitation, the Participant shall be entitled to receive a Benefit in an amount equal to the difference, expressed as a life annuity, between (i) the benefit the Participant would have received under the ERP if Section 415 of the Code (or any successor provision thereto) or any such implementing retirement plan provision were disregarded, and (ii) the benefit which the Participant is entitled to receive under the provisions of the ERP.
          (b) Effective April 26, 2000, a Severance Plan Participant shall be entitled to receive a Benefit in an amount equal to the difference, expressed as a life annuity, between (i) the benefit the Participant would have received under the ERP had the Participant continued to earn credit under the ERP for purposes of benefit accrual with respect to the Participant’s Severance Plan Earnings and (ii) the benefit which the Participant is entitled to receive under the ERP.
          SECTION 5.03 Payment of Benefits. (a) Subject to the other provisions of this Section 5.03 and Section 5.04 of the Plan, and except as would violate the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code, the Benefits provided by this Article V shall be paid to a Participant in accordance with the following:
     (i) The Benefits shall be paid as a single-life annuity or, if different, in the form of actuarially equivalent life annuity elected by the Participant, subject to and in accordance with the procedures prescribed by the Plan Administrator from time to time.
     (ii) The Benefits shall be paid commencing on the first day of the calendar month following the later of (A) the first anniversary of the Participant’s Employment Termination Date and (B) as the case may be, the Participant’s attaining (1) age 62, if the Participant completed ten years of Continuous Service and is not due a benefit under the ERIP, or (2) age 65.

The Benefits provided by this Article V shall be paid in accordance with the foregoing to a Participant’s Beneficiary in the event of the death of the Participant, if such Beneficiary is entitled to benefits under the provisions of the ERP.
          (b) Notwithstanding anything contained herein to the contrary, a Participant who does not have five years of Continuous Service under ERP when he ceases to be an employee of the Employer or ceases to have any salary continuation installment due under a Severance Plan, if later, shall forfeit the Benefits provided by this Article V, unless his Employment Termination Date occurs on or after his 65th birthday or his death.
          (c) If the lump-sum Actuarial Equivalent of the Benefits provided to a Participant by this Article V (other than a Participant who is a Specified Employee) or to a Participant’s Beneficiary, determined using the interest rate for lump sums under the ERP, is equal to or less than $10,000 as of the Participant’s Employment Termination Date or, in the case of a Beneficiary, at the time the Benefit is payable to the Beneficiary under the Plan, such amount will be paid to the Participant or Beneficiary in a lump sum as soon as practicable thereafter, but, in the case of a Participant, in no event later than December 31 of the calendar year in which occurs the Participant’s Employment Termination Date or, if later, the date which is two and one-half months following the Participant’s Employment Termination Date.
          (d) In the event that, in accordance with Section 5.03(a)(ii), the payment of Benefits commences on a date that is later than the first day of the calendar month following the later of (A) the Participant’s Employment Termination Date and (B) as the case may be, the Participant’s attaining (1) age 62, if the Participant completed ten years of Continuous Service and is not due a benefit under the ERIP, or (2) age 65, then the Participant (or the Participant’s Beneficiary) shall be paid interest at the Stable Assets Fund Rate for the period commencing on such date and ending on the date on which the payment of Benefits commences in accordance with Section 5.03(a)(ii).
          SECTION 5.04 Payment of Benefits in Event of Change in Control. In lieu of the Benefits payable under Sections 5.01 through 5.03 of the Plan, in the event of a Change in Control that is also a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (i) each Participant or Beneficiary who is then receiving Benefits shall be paid immediately upon such Change in Control a lump-sum payment equal to the Actuarial Equivalent of such Benefits measured as of the date of such Change in Control; (ii) each other Participant who is not a member of The McGraw-Hill Companies, Inc. Senior Executive Supplemental Death, Disability & Retirement Benefits Plan shall be paid immediately upon such Change in Control a lump-sum payment equal to the Actuarial Equivalent of the Benefits to which that Participant is entitled under Sections 5.01 and 5.02 of the Plan as of the date of such Change in Control.
ARTICLE VI
CLAIMS PROCEDURE
          SECTION 6.01 Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Plan Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Plan Administrator shall consider the claim and within 90 days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Plan Administrator shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Plan Administrator expects to make a determination (the “Extension Notice”) before the end of the initial 90-day response period indicating the reasons for the extension and the date by which a decision is expected to be made. If the Plan Administrator denies the claim, the Plan Administrator shall give to the Claimant (i) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (ii) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, and (iii) appropriate information as to the Plan’s appeals procedures as set forth in Section 6.02 of the Plan.
          SECTION 6.02 Appeal of Denial. A Claimant whose claim is denied by the Plan Administrator and who wishes to appeal such denial must request a review of the Plan Administrator’s decision by filing a written request with the Appeal Reviewer for such review within 60 days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Appeal Reviewer to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Plan Administrator. In connection with that review, the Claimant may examine, and receive free of charge, copies of pertinent Plan documents and submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Appeal Reviewer of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice. If the Appeal Reviewer denies the claim on review, notice of the Appeal Reviewer’s decision shall include (i) the specific reasons for the adverse determination, (ii) references to applicable Plan provisions, (iii) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on a review and a description of the applicable limitations period under the Plan. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.
          SECTION 6.03 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 6.02 of the Plan or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.
ARTICLE VII
AMENDMENT AND TERMINATION OF PLAN
          SECTION 7.01 Amendment and Termination. The Board or the Committee or any delegate thereof may cause the Plan to be amended at any time and from time to time, prospectively or retroactively, and the Board may terminate the Plan in its entirety at any time; provided, however, that no amendment to the Plan may be made by the Committee that materially increases benefits to Participants. In addition, the Board may terminate the Plan in its entirety at any time and, in connection with any such termination, may pay to each Participant or Beneficiary his Benefits under the Plan, subject to and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision thereto). Notwithstanding the foregoing provisions of this Section 7.01, subject to the provisions of Section 7.02 of the Plan, no amendment or termination shall reduce the Benefit or rights of any Participant except with the written consent of the Participant or other person then receiving such Benefit. In addition, after a Change in Control, the definition of “Actuarial Equivalent” in Section 2.02 may not be amended.
          SECTION 7.02 Section 409A. The Plan is intended to meet the requirements of Section 409A of the Code and shall be interpreted and construed consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no Benefits are subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 7.02 shall be final, conclusive and binding on all persons.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01 Unsecured General Creditor. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed and administered accordingly. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Employer. The assets of the Employer shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Employer under the Plan. Any and all of the Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The

Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.
          SECTION 8.02 Nonassignability. Each Participant’s rights under the Plan shall be nontransferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise required. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
          SECTION 8.03 Conditions of Payment of Benefit. Notwithstanding any provision of the Plan to the contrary, the right of a Participant or his Beneficiary to receive the Benefit otherwise payable hereunder shall cease upon the discharge of the Participant from employment with the Employer for acts which constitute fraud, embezzlement, or dishonesty, and shall be determined by the Appeal Reviewer in his sole discretion.
          SECTION 8.04 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment with the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the rights of the Employer to discipline or discharge him at any time.
          SECTION 8.05 Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Participant or his Beneficiary, his heirs and legal representatives, and the Employer.
          SECTION 8.06 Withholding. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.
          SECTION 8.07 Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
          SECTION 8.08 Effective Date. The Plan initially was effective as of December 1, 1989 (the “Effective Date”). This amendment and restatement is effective as of January 1, 2008.
          SECTION 8.09 Governing Law. The Plan shall be construed under the laws of the State of New York, to the extent not preempted by federal law.

          SECTION 8.10 Headings. The section headings used in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.
          SECTION 8.11 Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan.